Exhibit 99.1

EDITORIAL CONTACT:

Amy Flores

+1 408 345 8194

amy_flores@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez

+1 408 345 8948

alicia_rodriguez@agilent.com

Agilent Technologies’ Executive Vice President and CFO Adrian Dillon to Leave Company

SANTA CLARA, Calif., March 3, 2010 —  Agilent Technologies Inc. (NYSE: A) today announced that Adrian T. Dillon will resign his position as executive vice president, finance and administration, and chief financial officer, effective April 1. Dillon will become chief financial and administration officer at Skype, based in Luxembourg. Skype is a provider of software that enables voice and video calls.

Didier Hirsch, vice president, corporate controllership and tax, will be appointed acting chief financial officer, effective April 1. He is currently responsible for Agilent’s accounting and reporting functions, tax, credit and collections, vendor payments, and cost accounting. Hirsch has been with Agilent since its inception. Prior to Agilent, Hirsch was chief financial officer of Hewlett-Packard Europe, Middle East and Africa. Before this, he held a similar position at Hewlett-Packard Asia Pacific based in Hong Kong. Hirsch joined Hewlett-Packard Company in 1989.

“Adrian’s leadership has played a key role in transforming Agilent into a company known not only for the world’s best measurement technology, but also for its superb financial operating model and rigorous financial discipline,” said Bill Sullivan, Agilent president and CEO. “I am deeply grateful for his wise counsel and partnership in Agilent’s success over the past eight and a half years.”

Dillon joined Agilent in December 2001. He has been responsible for management of the company’s finance functions, strategic planning and corporate development, as well as shared administrative services, including information technology and global sourcing.

“Moving forward with Didier as interim CFO, we are assigning a proven veteran performer to this key position while we complete our search for Adrian’s replacement,” Sullivan said.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 16,000 employees serve customers in more than 110 countries. Agilent had net revenues of $4.5 billion in fiscal 2009. Information about Agilent is available on the Web at www.agilent.com.